Winner Medical Announces Closing of Going Private Transaction

SHENZHEN, China, December 12, 2012 – Winner Medical Group Inc. (Nasdaq: WWIN) (“Winner Medical” or the “Company”), a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, today announced the completion on December 11, 2012 of the merger (the "Merger") contemplated by the previously announced Agreement and Plan of Merger, dated July 24, 2012 (the "Merger Agreement") by and among the Company, Winner Holding Limited, a Cayman Islands exempted company with limited liability ("Parent"), and Winner Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent ("Merger Sub"). Under the Merger Agreement, Merger Sub merged with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

Under the terms of the Merger Agreement, which was adopted by the Company's stockholders at a special meeting held on December 7, 2012, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") was converted into the right to receive an amount in cash equal to US$4.50 without interest and less any applicable withholding taxes, except for shares held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned subsidiary of the Company immediately prior to the Effective Time, including shares contributed to Parent by Mr. Jianquan Li, chairman, president, chief executive officer and secretary of the Company, and Ms. Ping Tse, Mr. Li’s wife, which were cancelled without receiving any consideration. In addition, at the Effective Time: (1) each restricted stock unit of the Company (“Company RSU”) pursuant to the Restricted Stock Unit Incentive Plan for the Fiscal Year 2010-2011 adopted by the board of directors of the Company on September 8, 2009 (the “Company 2010-2011 RSU Plan”) that was outstanding, whether vested or unvested, was converted into the right to receive the per share merger consideration of $4.50 in cash without interest and net of any applicable withholding taxes, (2) each Company RSU pursuant to the Restricted Stock Unit Incentive Plan for the Fiscal Years 2011-2013 adopted by the board of directors of the Company on October 6, 2011 (the “Company 2011-2013 RSU Plan”), whether vested or unvested, was cancelled and converted into the right to receive one restricted stock unit of Glory Ray Holdings Limited, a British Virgin Islands company and the parent company of Parent (“Holdco”), and (3) each option to purchase Company common stock pursuant to the Equity Incentive Plan for the Fiscal Year 2012-2013 adopted by the board of directors of the Company on November 3, 2011 (the “Company 2012-2013 Incentive Plan”) that was outstanding and vested immediately prior to the effective time of the merger was cancelled and converted into the right to receive cash in an amount equal to the total number of shares of Company common stock subject to each option immediately prior to the effective time multiplied by the amount, if any, by which $4.50 exceeds the exercise price payable per share issuable under such option, and each of the options to purchase Company common stock and restricted stock units of the Company pursuant to the Company 2012-2013 Incentive Plan that was outstanding and unvested immediately prior to the effective time of the merger was cancelled and converted into the right to receive, as applicable, either (i) one option to purchase one ordinary share of Holdco or (ii) one restricted stock unit of Holdco. The Company 2010-2011 RSU Plan was terminated, and the Company 2011-2013 RSU Plan and the Company 2012-2013 Incentive Plan was assumed by Holdco.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their share certificates in exchange for the merger consideration. Stockholders should wait to receive the letter of transmittal before surrendering their share certificates.

The Company also announced today that, at its request, on December 12, 2012, the NASDAQ Stock Market LLC filed a delisting application on Form 25 with the Securities and Exchange Commission (the "SEC") to delist and deregister the Company’s common stock. The Company intends to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, by promptly filing a Form 15 with the SEC on or about December 24, 2012. The Company's obligations to file with the SEC certain reports and forms, including Form 10-K, Form 10-Q and Form 8-K, will be suspended immediately as of the filing date of the Form 15.

About Winner Medical

Winner Medical is a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, according to industry trade association statistics. The Company has fifteen wholly-owned subsidiaries and three joint ventures, which manufacture and sell tailored medical dressings and disposables, as well as non-woven fabric made from natural cotton. With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of high-quality products, from surgical and wound care to consumer goods in China and abroad. Its products include those with FDA, CE mark, TUV and other global standard certifications and the Company holds 54 domestic and international patents. For nine consecutive years, the Company has ranked as one of the leading medical dressing exporters in China, with North America, Europe and Japan as its major markets. In addition, the Company distributes under its own “Winner” and “PurCotton®” brand names in China. To learn more about Winner Medical, please visit Winner Medical’s website at: http://winnermedical.investorroom.com.

For investor inquiries, please contact:

Ms. Huixuan (Fiona) Chen

Investor Relations Manager

Winner Medical Group Inc.

Phone: +86-755-2806-6858

Email: investors@winnermedical.com